VIROPHARMA INCORPORATED Contacts:	Exhibit 99.1

Charles A. Rowland, Jr. Vice President, Chief Financial Officer Phone (610) 321-6223
Robert A. Doody Jr. Assistant Director, Investor Relations Phone (610) 321-6290
Kristina M. Broadbelt (for media) Assistant Director, PR & Advocacy Phone (610) 321- 2358

VIROPHARMA Incorporated Reports First Quarter 2009

Financial Results

- Company Achieves Record First Quarter of Net Product Sales; Quarter Highlighted by Nearly

$7 Million in Net Sales of Cinryze™ C1 Esterase Inhibitor (Human) -

EXTON, PA, April 29, 2009 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the first quarter ended March 31, 2009.

•	First quarter 2009 adjusted net income of $11.5 million, and GAAP net loss of $59.2 million; the difference is primarily associated with $65 million non-cash write-off of goodwill;

•	$60 million in net product sales, including $6.7 million in net sales of Cinryze™ (C1 esterase Inhibitor [human]);

•	Working capital of $301 million as of the end of the first quarter of 2009, which includes cash and cash equivalents of $245 million; and

•	$45 million principal amount of its senior convertible notes repurchased for $21.2 million.

Net sales of Cinryze and Vancocin® were $60.2 million for the first quarter of 2009 as compared to $50.9 million for Vancocin only in the first quarter of 2008, representing 18 percent growth in net product sales.

The Company is reporting both GAAP Net income (loss) and adjusted results. Adjusted net income is GAAP Net income excluding (1) non-cash interest expense including portions related to the adoption of FSP APB 14-1 as described below; (2) amortization related to the acquisition of Lev Pharmaceuticals and Vancocin, and step up in inventory related to purchase accounting arising from our acquisition of Lev Pharmaceuticals, (3) stock compensation expenses, and (4) certain non-recurring events such as the goodwill write off arising from our book value being lower than our market capitalization at March 31, 2009, and gain on extinguishment of repurchased bonds. A reconciliation between GAAP and adjusted net income is provided in the Consolidated Statement of Operations - Reconciliation of GAAP Net Income to Adjusted Net Income table included with this release.

The Company believes it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, we believe investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP adjusted net income should not be viewed in isolation, or as a substitute for or superior to reported or GAAP net (loss) income. Our definition of non-GAAP financial measures may differ from others.

“The first quarter of 2009 was the first full quarter of our launch of Cinryze; among other highlights, 2,151 doses were shipped to patients in its first full quarter of availability,” stated Vincent Milano, ViroPharma’s president and chief executive officer. “During the quarter, we also made great strides in expanding patient access to the drug through CINRYZESolutions™ and improving the level of HAE awareness among treating physicians. We remain well positioned financially, with $245 million in cash and cash equivalents on our balance sheet.”

Continued Milano, “Throughout the remainder of 2009 we will build our momentum in the market for both Cinryze and Vancocin; move our NTCD program for recurrent CDI into clinical studies; and await our June 3, 2009 PDUFA date for the acute indication for Cinryze.”

GAAP net loss in the first quarter ended March 31, 2009 was $59.2 million compared to net income of $16.4 million for the same period in 2008. GAAP net loss per share for the quarter ended March 31, 2009 was $0.77 per share, basic and diluted, compared to a GAAP net income per share of $0.23, basic, and $0.22, diluted, for the same period in 2008.

Adjusted net income in the first quarter ended March 31, 2009 was $11.5 million compared to $22.0 million for the same period in 2008.

The primary drivers of the GAAP net loss in the first quarter ended March 31, 2009 was the impairment of goodwill for $65.1 million, offset by the gain on our repurchase of our senior convertible notes of $9.1 million. Contributing to this loss were launch costs for Cinryze, increased expenses relating to the development of our product pipeline, and the increase in amortization expense.

Effective Jan. 1, 2009, the Company adopted Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), which changed the method of accounting for the Company’s convertible notes. As required by the literature, the Company revised its previously reported financial statements to apply this change in accounting to prior periods. Under this new accounting method, the Company’s EPS and net (loss) income calculated in accordance with GAAP have been reduced as a result of recognizing incremental non-cash interest expense. In connection with adopting FSP APB 14-1, the Company recorded $1.9 million and $1.7 million of additional non-cash interest expense in the three months ended March 31, 2009 and 2008, respectively. In addition, the Company’s previously reported net income calculated in accordance with GAAP for the three months ended March 31, 2008 has been reduced by $1.1 million to $16.4 million, with no impact on diluted earnings per share, as a result of adopting this new accounting method.

Operating Highlights

Our net product sales are related to Vancocin and Cinryze. As of March 31, 2009, we have $1.8 million classified as deferred revenue on our consolidated financial statements as this inventory is currently held by specialty pharmacies and specialty distributors (SP/SD’s). We will continue to recognize revenue only upon shipments to patients and/or physicians until we meet the revenue recognition criteria included in SAB 104. During the quarter ended March 31, 2009, net sales of Vancocin increased 5.1 percent compared to the same period in 2008 primarily due to the price increase in January 2009, offset by lower sales volumes.

Cost of sales increased over the prior year by $2.0 million due to the launch of Cinryze. In the comparative period in 2008, the Company only had cost of sales related to Vancocin. As part of our October 2008 purchase of Lev, we acquired Cinryze inventory which was recorded at fair value in purchase accounting. This fair value of inventory will increase cost of sales until all purchased inventory is sold to SP/SD’s, which we expect to occur in the second half of 2009.

Investment in our product pipeline and the company continued to grow as research and development (R&D) and selling, general and administrative (SG&A) expenses in the first quarter 2009 were $44.1 million for the first quarter of 2009 as compared to $27.8 million in the first quarter of 2008. Despite discontinuing the maribavir prophylactic program, R&D expenses increased $4.8 million due to costs related to the Cinryze open label trial and patient follow-up ($2.7 million), higher compensation costs for indirect development team ($1.1 million) and additional costs associated with manufacturing NTCD spores ($0.9 million). For the first quarter of 2009, SG&A increased $11.4 million over the same period in 2008. The largest contributors to this increase were increased compensation costs, including share based compensation, as a result of increased headcount from the addition of our Vancocin and Cinryze sales forces ($5.5 million), increased medical education activities ($1.8 million), and increased marketing efforts ($0.7 million).

The Company’s tax expense for the quarter was $5.0 million and $6.3 million for the quarters ended March 31, 2009 and 2008, respectively. Income tax expense includes federal, state and foreign income tax at statutory rates and the effects of various permanent differences.

Working Capital Highlights

As of March 31, 2009, ViroPharma’s working capital was $300.5 million, which represents a $16.9 million decrease from December 31, 2008. The three month decrease is primarily the result of our repurchase of $45 million principal amount of our senior convertible notes. Cash flow used in operating activities for the three months ended March 31, 2009 was $9.2 million.

Looking ahead in 2009

ViroPharma is reiterating its guidance for the year 2009 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2009, ViroPharma expects the following:

•	Net product sales are expected to be $250 to $270 million. This guidance assumes no generic versions of Vancocin are approved in 2009 and excludes any revenue guidance for Cinryze.

•

Research and development (R&D) and selling, general and administrative (SG&A) expenses, including the impact of SFAS 123R, are expected to be $130 to $145 million, which includes approximately $21 million of maribavir-related expenses. SFAS 123R expenses are expected to be between $11 and $13 million.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on April 29, 2009 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (888) 299-4099 (domestic) and (302) 709-8337 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until May 16, 2009.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains. ViroPharma commercializes Cinryze™ (C1 esterase inhibitor (human)) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2009, and statements regarding our clinical development programs, the effectiveness of our Vancocin and Cinryze sales efforts, our estimates of future tax rates, or our ability to execute a successful launch of Cinryze, our ability to conduct future studies with maribavir, and the timing and potential outcomes of the review of our regulatory submission related to an acute treatment indication for Cinryze.

Our 2009 revenue guidance is based upon our plans to remain vigorous in our opposition to any bioequivalence approach considered for use in approving generic formulations of Vancocin that does not require rigorous scientific methods to demonstrate safety and efficacy consistent with good medicine and science. There can be no assurance that the FDA will agree with the positions stated in our Vancocin related submissions or that our efforts to oppose the FDA’s December 2008 bioequivalence guidance for Vancocin will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either our citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the recommendation set forth by the FDA in December 2008, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance.

Our actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	our ability to successfully commercialize Cinryze;

•	our ability to receive regulatory approval for the use of Cinryze for the acute treatment of HAE;

•	the availability of third party payer reimbursement for Cinryze patients;

•	our ability to develop a clinical development program for maribavir;

•	approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin or Cinryze;

•	fluctuations in wholesaler order patterns and inventory levels;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin and Cinryze to meet demand for each product;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin and Cinryze;

•	the timing of regulatory submissions and approvals;

•	actions by the FDA, EMEA and the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed or decreases in the sensitivity of the relevant bacteria to Vancocin;

•	the timing and results of anticipated events in our clinical development programs; and

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional CMV studies in the future. The FDA or other regulatory authorities may prohibit any future studies with maribavir or alternatively may require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval. There can be no guarantee that we will be successful in gaining regulatory approval of maribavir for any indications. The data that were submitted to the U.S. Food and Drug Administration includes data from two separate studies including the pivotal Phase 3 study of Cinryze in acute HAE attacks and the ongoing open-label study of Cinryze for acute treatment of HAE, which includes partial data from an ongoing open label study. The FDA may view the data regarding the use of Cinryze for acute treatment of HAE we have submitted as a supplemental BLA as insufficient or inconclusive, not accept our submission, request additional data, require additional clinical studies, delay any decision past the time frames anticipated by us, limit any approved indications, deny the approval of Cinryze for acute treatment of HAE or approve a competing product which has been granted orphan drug designation thereby preventing Cinryze from reaching the market for acute treatment of HAE. There can be no assurance that the FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of our product candidates, or that we will be successful in gaining regulatory approval of any of our product candidates. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information- GAAP

Consolidated Statements of Operations:	Three months ended March 31,
(in thousands, except per share data)	2009	2008*
	(unaudited)
Revenues:
Net product sales	$60,190	$50,937

Revenues:	60,190	50,937

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	3,929	1,918
Research and development	19,798	14,968
Selling, general and administrative	24,264	12,846
Intangible amortization	7,257	1,688
Goodwill impairment	65,099	—

Total costs and expenses	120,347	31,420

Operating (loss) income	(60,157)	19,517

Interest income	144	6,311
Interest expense	(3,309)	(3,127)
Gain on senior convertible note repurchase	9,079	—

(Loss) income before income tax expense	(54,243)	22,701
Income tax expense	4,972	6,315

Net (loss) income	$(59,215)	$16,386

Basic net (loss) income per share	$(0.77)	$0.23

Diluted net (loss) income per share	$(0.77)	$0.22

Shares used in computing net income per share
Basic	77,405	69,926

Diluted	77,405	84,272

*	2008 reflects retrospective application of FSP APB 14-1:

Impact of FSP APB 14-1: Non-GAAP adjusted net income excludes certain non-cash interest expense including portions related to our January 1, 2009 adoption of FSP APB 14-1, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported consolidated financial statements to retrospectively apply this change in accounting to prior periods. Under this new method of accounting, the debt and equity components of our convertible notes are bifurcated and accounted for separately. The equity components of our convertible notes are included in stockholders’ equity in our Condensed Consolidated Balance Sheets with a corresponding reduction in the carrying values of our convertible notes as of the date of issuance or modification, as applicable. The reduced carrying values of our convertible notes are being accreted back to their principal amounts through the recognition of non-cash interest expense. This results in recognizing interest expense on these borrowings at effective rates approximating what we would have incurred had we issued nonconvertible debt with otherwise similar terms. Under this new accounting method, the Company’s EPS and net (loss) income calculated in accordance with GAAP have been reduced as a result of recognizing incremental non-cash interest expense.

Selected Financial Information

Reconciliation of GAAP Net Income to Adjusted Net Income

An itemized reconcoliation between net (loss) income and adjusted net income on a non-GAAP basis is as follows:

(in thousands)	Three months ended March 31,
	2009	2008*
	(unaudited)
GAAP net (loss) income	$(59,215)	$16,386
Adjustments:
Non-cash interest expense	2,059	1,897
Amortization	7,257	1,688
Step-up of inventory	1,143	—
Stock compensation	4,296	2,073
Goodwill write-off	65,099	—
Gain on Extinguishment	(9,079)	—

Non-GAAP adjusted net income	$11,560	$22,044

*	2008 reflects retrospective application of FSP APB 14-1; see prior page for explanation

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net (loss) income attributed to ViroPharma:

1. Impact of FSP APB 14-1: Non-GAAP adjusted net income excludes certain non-cash interest expense including portions related to our January 1, 2009 adoption of FSP APB 14-1, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to the acquisition of Cinryze and Vancocin. The excluded items include charges related to amortization and step up in the value of Cinryze inventory. Excluding these charges allows management and investors an alternative view of our financial results “as if” the acquired intangible asset had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.

3. Stock option expense - Non-GAAP adjusted net income excludes the impact of our stock option expense recorded in accordance with SFAS No. 123R. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

4. Other items - Non-GAAP net income and diluted EPS exclude other unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income goodwill write off arising from our book value being lower than our market capitalization at March 31, 2009, and gain on extinguishment of repurchased bonds are excluded.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data	March 31, 2009	December 31, 2008*
(in thousands)
Assets
Current assets:
Cash and cash equivalents	$245,207	$275,839
Deferred income taxes	16,907	24,094
Total current assets	338,650	360,880
Intangible assets, net	635,423	639,693
Goodwill	—	65,099
Total assets	993,848	1,086,129

Liabilities and Stockholders’ Equity
Total current liabilities	$38,121	$43,467
Deferred tax liabilities	126,284	128,254
Long-term debt	133,672	161,003
Total liabilities	300,926	336,795
Total stockholders’ equity	692,922	749,334
Total liabilities and stockholders’ equity	993,848	1,086,129

*	2008 reflects Retrospective application of FSP APB 14-1; see explanation on prior page

Statement of Cash Flows:	Three months ended
(in thousands)	March 31,	March 31,
	2009	2008
Net cash (used in) provided by operating activities	$(9,197)	$14,423
Net cash (used in) provided by investing activities	(757)	130,047
Net cash (used in) provided by financing activities	(20,863)	127